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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                 April 12, 1999
                       (Date of earliest event reported)


                       INDEPENDENCE COMMUNITY BANK CORP.
             (Exact name of registrant as specified in its charter)



Delaware                           0-23229                  13-3387931
(State or other jurisdiction       (Commission File         (IRS employer
of incorporation)                   Number)                  identification number)


                 195 Montague Street, Brooklyn, New York 11201
          (Address of principal executive offices, including zip code)



       Registrant's telephone number, including area code: (718) 722-5300



                                      None
         (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS.

     On April 12, 1999, Independence Community Bank Corp., a Delaware corporation ("ICBC"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between ICBC and Statewide Financial Corp., a New Jersey corporation ("Statewide"). The Merger Agreement provides, among other things, that Statewide will be merged with and into ICBC, with ICBC being the surviving corporation (the "Merger").

     Pursuant to the Merger Agreement, each share of common stock of Statewide, no par value per share ("Statewide Common Stock"), issued and outstanding at the Effective Time (as defined in the Merger Agreement) of the Merger (other than
(i) shares of Statewide Common Stock held in treasury, (ii) unallocated and/or unvested shares of Statewide Common Stock held in Statewide's Recognition and Retention Plans, and (iii) shares of Statewide Common Stock held directly or indirectly by ICBC or Statewide or any of their respective subsidiaries (collectively, the "Excluded Shares"), which Excluded Shares shall be canceled and cease to exist and no consideration shall be delivered in exchange therefor) will be converted into the right to receive, at the election of the holder thereof, either (i) a number of shares of ICBC Common Stock, $.01 par value per share ("ICBC Common Stock"), equal to the Final Exchange Ratio (as hereinafter defined) or (ii) cash in an amount equal to the Per Share Consideration (as hereinafter defined), provided however, the aggregate amount of cash consideration will amount to approximately $51.0 million; provided further, however, that approximately 50% of Statewide Common Stock will be exchanged for ICBC Common Stock and approximately 50% of Statewide Common Stock will be exchanged for cash, subject to the discussion below. Under the terms of the Merger Agreement, the Final Exchange Ratio equals the quotient obtained by dividing the Per Share Consideration by the Average Closing Price (as defined below). The Per Share Consideration is equal to the sum of the aggregate cash consideration and the aggregate stock consideration divided by the number of issued and outstanding shares of Statewide Common Stock at the Effective Time of the Merger. The aggregate stock consideration is the product of one-half of the number of issued and outstanding shares of Statewide Common Stock times the Average Closing Price times 2.0612. The Average Closing Price for ICBC Common Stock will be the average of the reported closing sale prices per share during the Pricing Period (which consists of the ten consecutive trading days during which ICBC Common Stock is traded on the Nasdaq Stock Market ending on the tenth business day immediately prior to the anticipated Effective Time of the Merger). The Merger Agreement contains customary antidilution provisions.

     In the event that the Statewide stockholders elect to receive cash exceeding the aggregate amount of cash available in the transaction, additional shares of ICBC Common Stock in lieu of cash may be allocated to such stockholders on a pro rata basis. Conversely, if Statewide stockholders elect to receive ICBC Common Stock in an amount in excess of the amount of stock available in the transaction, such stockholders may be paid cash in lieu of stock on a pro rata basis. To the extent possible, stockholders who express no preference between cash and stock or fail to file an election will be allocated ICBC Common Stock or cash in such manner as to avoid or minimize adjustments in the type of consideration requested by those stockholders who do file an election.

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     Each of Statewide and ICBC have made certain representations and warranties to the other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, consents and approvals, regulatory reports, financial statements, certain fees payable in connection with the Merger, the absence of material adverse changes, the absence of certain legal proceedings, taxes, employee benefit plans, compliance with applicable law, agreements with regulatory agencies, environmental matters, loan portfolio and property. Statewide has also made certain representations and warranties to ICBC with respect to among other things, its material contracts, the inapplicability of antitakeover provisions, its insurance, its investment securities and borrowings, and certain other matters. ICBC has also made representations and warranties to Statewide with respect to the shares of ICBC Common Stock to be issued in connection with the Merger.

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, each of Statewide and ICBC has agreed to use commercially reasonable efforts to, and shall cause each of its respective subsidiaries to use commercially reasonable efforts to (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Statewide, Statewide Savings Bank, S.L.A. (Statewide's wholly owned subsidiary), ICBC or Independence Community Bank (ICBC's wholly owned subsidiary) to perform its covenants and agreements on a timely basis under the Merger Agreement, and (iv) take no action which would adversely affect or delay the ability of Statewide, Statewide Savings Bank, S.L.A., ICBC or Independence Community Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated thereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Statewide has agreed to also not take certain actions with respect to its operations including, among other things, not paying dividends in excess of its normal quarterly rate, not issuing shares of Statewide Common Stock expect as result of the exercise of existing options granted under Statewide's option plans and not amending its certificate of incorporation or bylaws.

     The Merger Agreement can be terminated for various reasons, including, among others, by the mutual written consent of the parties or by either party if the other party has materially breached its covenants, agreement, representations or warranties, which breach cannot be cured within 30 days after notice thereof, or by either party upon the occurrence or nonoccurrence of certain other conditions or actions as set forth in the Merger Agreement.

     Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the stockholders of Statewide and approval of the appropriate regulatory agencies.

     As an inducement for ICBC to enter into the Merger Agreement, ICBC and Statewide entered into a stock option agreement pursuant to which, under certain circumstances, ICBC would have the option to purchase up to 19.9% (803,531 shares) of Statewide's issued and outstanding

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shares of Statewide Common Stock (without giving effect to the stock issued in connection with the exercise of the option).

     This Current Report on Form 8-K may contain certain forward-looking statements regarding ICBC's acquisition of Statewide, including cost savings to be realized, earnings accretion, transaction charges and other opportunities following the acquisition which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting each company's operations, pricing, products and services.

     ICBC and Statewide publicly announced the Merger in a press release dated April 13, 1999, a copy of which is attached hereto as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)  Financial statements of businesses acquired.
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          Not applicable.

     (b)  Pro forma financial information.
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          Not applicable.

     (c)  Exhibits.
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          The following Exhibits are filed as part of this report:

     Exhibit No.                        Description
     -----------                        -----------

         99.1                 Press Release issued on April 13, 1999

         99.2                 Analyst Presentation



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              INDEPENDENCE COMMUNITY BANK CORP.

                              By:  /s/ Charles J. Hamm
                                   ------------------------------------
                                   Charles J. Hamm
                                   Chairman, President and
                                     Chief Executive Officer

Dated: April 20, 1999


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                                 EXHIBIT INDEX


Exhibit                       Description
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99.1                Press Release issued on April 13, 1999

99.2                Analyst Presentation